Exhibit 99.2

FINANCIAL STATEMENTS

PART I

Item 1.  Financial Statements

ANADARKO PETROLEUM CORPORATION
CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
millions except per-share amounts	2019	2018	2019	2018
Revenues and Other
Oil sales	$2,470	$2,265	$4,566	$4,392
Natural-gas sales	205	203	525	450
Natural-gas liquids sales	216	318	456	610
Gathering, processing, and marketing sales	465	382	935	742
Gains (losses) on divestitures and other, net	86	123	178	142
Total	3,442	3,291	6,660	6,336
Costs and Expenses
Oil and gas operating	310	275	599	551
Oil and gas transportation	222	209	444	405
Exploration	90	94	139	262
Gathering, processing, and marketing	274	252	530	489
General and administrative	368	288	635	566
Merger transaction costs	1,042	—	1,042	—
Depreciation, depletion, and amortization	1,161	1,003	2,242	1,993
Production, property, and other taxes	182	201	381	391
Impairments	—	128	—	147
Other operating expense	8	22	29	162
Total	3,657	2,472	6,041	4,966
Operating Income (Loss)	(215)	819	619	1,370
Other (Income) Expense
Interest expense	249	237	502	465
(Gains) losses on derivatives, net	254	436	567	471
Other (income) expense, net	18	4	24	(8)
Total	521	677	1,093	928
Income (Loss) Before Income Taxes	(736)	142	(474)	442
Income tax expense (benefit)	209	125	375	251
Net Income (Loss)	(945)	17	(849)	191
Net income (loss) attributable to noncontrolling interests	80	(12)	191	41
Net Income (Loss) Attributable to Common Stockholders	$(1,025)	$29	$(1,040)	$150

Per Common Share
Net income (loss) attributable to common stockholders—basic	$(2.09)	$0.05	$(2.13)	$0.28
Net income (loss) attributable to common stockholders—diluted	$(2.09)	$0.05	$(2.13)	$0.28
Average Number of Common Shares Outstanding—Basic	491	504	491	511
Average Number of Common Shares Outstanding—Diluted	491	505	491	512

See accompanying Notes to Consolidated Financial Statements.

1 | APC 2019 FORM 10-Q

FINANCIAL STATEMENTS

ANADARKO PETROLEUM CORPORATION
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
millions	2019	2018	2019	2018
Net Income (Loss)	$(945)	$17	$(849)	$191
Other Comprehensive Income (Loss)
Adjustments for derivative instruments
Reclassification of previously deferred derivative losses to (gains) losses on derivatives, net	—	—	1	1
Total adjustments for derivative instruments, net of taxes	—	—	1	1
Adjustments for pension and other postretirement plans
Net gain (loss) incurred during period	(80)	—	(80)	—
Income taxes on net gain (loss) incurred during period	18	—	18	—
Amortization of net actuarial (gain) loss to other (income) expense, net	16	6	24	13
Income taxes on amortization of net actuarial (gain) loss	(4)	(1)	(6)	(3)
Amortization of net prior service (credit) cost to other (income) expense, net	—	(6)	(1)	(12)
Income taxes on amortization of net prior service (credit) cost	—	1	—	2
Total adjustments for pension and other postretirement plans, net of taxes	(50)	—	(45)	—
Total	(50)	—	(44)	1
Comprehensive Income (Loss)	(995)	17	(893)	192
Comprehensive income (loss) attributable to noncontrolling interests	80	(12)	191	41
Comprehensive Income (Loss) Attributable to Common Stockholders	$(1,075)	$29	$(1,084)	$151

See accompanying Notes to Consolidated Financial Statements.

APC 2019 FORM 10-Q | 2

FINANCIAL STATEMENTS

ANADARKO PETROLEUM CORPORATION
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	June 30,	December 31,
millions except per-share amounts	2019	2018
ASSETS
Current Assets
Cash and cash equivalents ($96 and $92 related to VIEs)	$1,394	$1,295
Accounts receivable (net of allowance of $11 and $13)
Customers ($118 and $138 related to VIEs)	1,195	1,491
Others	584	535
Other current assets	298	474
Total	3,471	3,795
Net Properties and Equipment (net of accumulated depreciation, depletion, and amortization of $39,998 and $37,905) ($8,785 and $6,612 related to VIEs)	29,091	28,615
Other Assets ($1,273 and $868 related to VIEs)	2,953	2,336
Goodwill and Other Intangible Assets ($1,271 and $1,163 related to VIEs)	5,614	5,630
Total Assets	$41,129	$40,376

LIABILITIES AND EQUITY
Current Liabilities
Accounts payable
Trade ($155 and $263 related to VIEs)	$1,729	$2,003
Other ($9 and $15 related to VIEs)	167	161
Short-term debt - Anadarko (1)	31	919
Short-term debt - WES	—	28
Current asset retirement obligations ($25 and $26 related to VIEs)	303	252
Other current liabilities ($146 and $54 related to VIEs)	1,562	1,295
Total	3,792	4,658
Long-term Debt
Long-term debt - Anadarko (1)	10,709	10,683
Long-term debt - WES	7,489	4,787
Total	18,198	15,470
Other Long-term Liabilities
Deferred income taxes	2,555	2,437
Asset retirement obligations ($320 and $260 related to VIEs)	2,879	2,847
Other	4,374	4,021
Total	9,808	9,305

Equity
Stockholders’ equity
Common stock, par value $0.10 per share (1.0 billion shares authorized, 579.1 million and 576.6 million shares issued)	58	57
Paid-in capital	13,135	12,393
Retained earnings (accumulated deficit)	(149)	1,245
Treasury stock (87.7 million and 87.2 million shares)	(4,892)	(4,864)
Accumulated other comprehensive income (loss)	(379)	(335)
Total Stockholders’ Equity	7,773	8,496
Noncontrolling interests	1,558	2,447
Total Equity	9,331	10,943
Total Liabilities and Equity	$41,129	$40,376

Parenthetical references reflect amounts as of June 30, 2019, and December 31, 2018.

VIE amounts relate to WES. See Note 17—Variable Interest Entities.

(1)	Excludes WES.

See accompanying Notes to Consolidated Financial Statements.

3 | APC 2019 FORM 10-Q

FINANCIAL STATEMENTS

ANADARKO PETROLEUM CORPORATION
CONSOLIDATED STATEMENTS OF EQUITY
(Unaudited)

	Total Stockholders’ Equity
millions	Common Stock	Paid-in Capital	Retained Earnings (Accumulated Deficit)	Treasury Stock	Accumulated Other Comprehensive Income (Loss)	Non- controlling Interests	Total Equity
Balance at March 31, 2019	$57	$13,057	$1,024	$(4,881)	$(329)	$1,605	$10,533
Net income (loss)	—	—	(1,025)	—	—	80	(945)
Common stock issued	1	40	—	—	—	—	41
Share-based compensation expense	—	40	—	—	—	—	40
Dividends—common stock	—	—	(149)	—	—	—	(149)
Repurchases of common stock	—	—	—	(11)	—	—	(11)
Subsidiary equity transactions	—	(2)	1	—	—	(1)	(2)
Distributions to noncontrolling interest owners	—	—	—	—	—	(126)	(126)
Adjustments for pension and other postretirement plans	—	—	—	—	(50)	—	(50)
Balance at June 30, 2019	$58	$13,135	$(149)	$(4,892)	$(379)	$1,558	$9,331

	Total Stockholders’ Equity
millions	Common Stock	Paid-in Capital	Retained Earnings (Accumulated Deficit)	Treasury Stock	Accumulated Other Comprehensive Income (Loss)	Non- controlling Interests	Total Equity
Balance at March 31, 2018	$57	$11,701	$1,152	$(3,759)	$(410)	$3,015	$11,756
Net income (loss)	—	—	29	—	—	(12)	17
Common stock issued	—	6	—	—	—	—	6
Share-based compensation expense	—	45	—	—	—	—	45
Dividends—common stock	—	—	(127)	—	—	—	(127)
Repurchases of common stock	—	332	—	(346)	—	—	(14)
Subsidiary equity transactions	—	(8)	—	—	—	10	2
Settlement of tangible equity units	—	230	—	—	—	(300)	(70)
Distributions to noncontrolling interest owners	—	—	—	—	—	(120)	(120)
Balance at June 30, 2018	$57	$12,306	$1,054	$(4,105)	$(410)	$2,593	$11,495

APC 2019 FORM 10-Q | 4

FINANCIAL STATEMENTS

ANADARKO PETROLEUM CORPORATION

CONSOLIDATED STATEMENTS OF EQUITY (Continued)

(Unaudited)

	Total Stockholders’ Equity
millions	Common Stock	Paid-in Capital	Retained Earnings (Accumulated Deficit)	Treasury Stock	Accumulated Other Comprehensive Income (Loss)	Non- controlling Interests	Total Equity
Balance at December 31, 2018	$57	$12,393	$1,245	$(4,864)	$(335)	$2,447	$10,943
Net income (loss)	—	—	(1,040)	—	—	191	(849)
Common stock issued	1	40	—	—	—	—	41
Share-based compensation expense	—	78	—	—	—	—	78
Dividends—common stock	—	—	(299)	—	—	—	(299)
Repurchases of common stock	—	—	—	(28)	—	—	(28)
Subsidiary equity transactions	—	624	—	—	—	(824)	(200)
Distributions to noncontrolling interest owners	—	—	—	—	—	(256)	(256)
Adjustments for pension and other postretirement plans	—	—	—	—	(45)	—	(45)
Cumulative effect of accounting change (1)	—	—	(55)	—	—	—	(55)
Other	—	—	—	—	1	—	1
Balance at June 30, 2019	$58	$13,135	$(149)	$(4,892)	$(379)	$1,558	$9,331
(1)	Beginning January 1, 2019, the Company adopted ASU 2016-02, Leases (Topic 842). See Note 1—Summary of Significant Accounting Policies in the Notes to Consolidated Financial Statements for further information.

	Total Stockholders’ Equity
millions	Common Stock	Paid-in Capital	Retained Earnings (Accumulated Deficit)	Treasury Stock	Accumulated Other Comprehensive Income (Loss)	Non- controlling Interests	Total Equity
Balance at December 31, 2017	$57	$12,000	$1,109	$(2,132)	$(338)	$3,094	$13,790
Net income (loss)	—	—	150	—	—	41	191
Common stock issued	—	6	—	—	—	—	6
Share-based compensation expense	—	84	—	—	—	—	84
Dividends—common stock	—	—	(254)	—	—	—	(254)
Repurchases of common stock	—	—	—	(1,973)	—	—	(1,973)
Subsidiary equity transactions	—	(14)	—	—	—	19	5
Settlement of tangible equity units	—	230	—	—	—	(300)	(70)
Distributions to noncontrolling interest owners	—	—	—	—	—	(238)	(238)
Cumulative effect of accounting change (1)	—	—	49	—	(73)	(23)	(47)
Other	—	—	—	—	1	—	1
Balance at June 30, 2018	$57	$12,306	$1,054	$(4,105)	$(410)	$2,593	$11,495
(1)	Beginning January 1, 2018, the Company adopted ASU 2014-09, Revenue from Contracts with Customers (Topic 606), and ASU 2018-02, Income Statement - Reporting Comprehensive Income (Topic 220): Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income. See Note 1—Summary of Significant Accounting Policies in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018.

See accompanying Notes to Consolidated Financial Statements.

5 | APC 2019 FORM 10-Q

FINANCIAL STATEMENTS

ANADARKO PETROLEUM CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Six Months Ended
	June 30,
millions	2019	2018
Cash Flows from Operating Activities
Net income (loss)	$(849)	$191
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities
Depreciation, depletion, and amortization	2,242	1,993
Deferred income taxes	(54)	27
Dry hole expense and impairments of unproved properties	41	149
Impairments	—	147
(Gains) losses on divestitures, net	(1)	(28)
Total (gains) losses on derivatives, net	569	473
Operating portion of net cash received (paid) in settlement of derivative instruments	2	(234)
Other	112	139
Changes in assets and liabilities
(Increase) decrease in accounts receivable	228	(91)
Increase (decrease) in accounts payable and other current liabilities	(271)	91
Other items, net	(114)	(202)
Net cash provided by (used in) operating activities	1,905	2,655
Cash Flows from Investing Activities
Additions to properties and equipment	(2,691)	(3,277)
Divestitures of properties and equipment and other assets	31	384
Other, net	(125)	(163)
Net cash provided by (used in) investing activities	(2,785)	(3,056)
Cash Flows from Financing Activities
Borrowings, net of issuance costs	2,700	1,333
Repayments of debt	(940)	(764)
Financing portion of net cash received (paid) for derivative instruments	(228)	55
Increase (decrease) in outstanding checks	26	34
Dividends paid	(299)	(254)
Repurchases of common stock	(28)	(1,973)
Issuances of common stock	41	6
Distributions to noncontrolling interest owners	(256)	(238)
Payments of future hard-minerals royalty revenues conveyed	(24)	(25)
Other	(12)	—
Net cash provided by (used in) financing activities	980	(1,826)
Effect of exchange rate changes on cash, cash equivalents, restricted cash, and restricted cash equivalents	2	(15)
Net Increase (Decrease) in Cash, Cash Equivalents, Restricted Cash, and Restricted Cash Equivalents	102	(2,242)
Cash, Cash Equivalents, Restricted Cash, and Restricted Cash Equivalents at Beginning of Period	1,429	4,674
Cash, Cash Equivalents, Restricted Cash, and Restricted Cash Equivalents at End of Period	$1,531	$2,432

See accompanying Notes to Consolidated Financial Statements.

APC 2019 FORM 10-Q | 6

FINANCIAL STATEMENTS FOOTNOTES

1. Summary of Significant Accounting Policies

General  Anadarko Petroleum Corporation is engaged in the exploration, development, production, and sale of oil, natural gas, and NGLs and is advancing its Mozambique LNG project to the construction phase after announcing FID on June 18, 2019. In addition, the Company engages in gathering, compressing, treating, processing, and transporting of natural gas; gathering, stabilizing, and transporting of oil and NGLs; and gathering and disposing of produced water. The Company also participates in the hard-minerals business through royalty arrangements.

Basis of Presentation  The accompanying unaudited consolidated financial statements have been prepared in conformity with U.S. Generally Accepted Accounting Principles for interim financial information and the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, certain notes and other information have been condensed or omitted. The accompanying interim financial statements reflect all normal recurring adjustments that are, in the opinion of management, necessary for the fair presentation of the Company’s consolidated financial statements. Certain prior-period amounts have been reclassified to conform to the current-period presentation. These interim financial statements should be read in conjunction with the consolidated financial statements and accompanying notes included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, as well as the Form 8-K filed on May 15, 2019 to recast the segment information included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, following a change in reportable segments during the quarter ended March 31, 2019.

Merger On April 11, 2019, the Company entered into the Chevron Merger Agreement. On April 24, 2019, Occidental announced a proposal to acquire Anadarko and further revised its proposal on May 5, 2019. On May 6, 2019, Anadarko announced that the Board had unanimously determined that the Occidental proposal was a “Superior Proposal” as defined in the Chevron Merger Agreement and, on May 9, 2019, provided Chevron a notice terminating the Chevron Merger Agreement. Pursuant to the terms of the Chevron Merger Agreement, the Company paid the Chevron Merger Termination Fee of $1.0 billion. Also, on May 9, 2019, the Company entered into the Occidental Merger Agreement, which provides that, among other things, and subject to the terms and conditions of the Occidental Merger Agreement, a wholly owned subsidiary of Occidental will be merged with and into Anadarko, with Anadarko continuing as the surviving corporation and a wholly owned subsidiary of Occidental. Pursuant to the Occidental Merger Agreement, at the effective time of the Occidental Merger and subject to potential further adjustments as specified in the Occidental Merger Agreement, Anadarko stockholders will receive $59.00 in cash and 0.2934 of a share of Occidental common stock for each share of Anadarko common stock, plus cash in lieu of any fractional Occidental shares that otherwise would have been issued. The transaction was approved by the Boards of Directors of both companies. The Occidental Merger is subject to Anadarko stockholder approval and other customary closing conditions. Anadarko is holding a special meeting of its stockholders on August 8, 2019, for holders of record as of July 11, 2019, to vote on the proposal necessary to complete the Occidental Merger. Assuming all closing conditions are satisfied, including obtaining the requisite approval from Anadarko stockholders, Occidental and Anadarko expect the Occidental Merger to close shortly after the special meeting of Anadarko stockholders.

In addition to the Chevron Merger Termination Fee, Anadarko has incurred merger transaction costs of $42 million as of June 30, 2019.

Midstream Asset Sale and WES Merger On February 28, 2019, Anadarko completed the previously announced contribution and sale of substantially all of its midstream assets, which consisted of oil infrastructure assets in the DJ basin and oil and water infrastructure assets in the Delaware basin, to WES Operating for $4.0 billion, with $2.0 billion of cash proceeds and $2.0 billion in WES Operating common units. As a result, the Company no longer reports an Other Midstream segment and now has two reporting segments: Exploration and Production and WES Midstream. Prior period amounts have been reclassified to conform to the current-period presentation. See Note 19—Segment Information for information on the Company’s reporting segments.

Immediately after the asset contribution and sale, a wholly owned subsidiary of WES merged with and into WES Operating, with WES Operating continuing as the surviving entity and a subsidiary of WES, resulting in a simplified midstream structure. Under the terms of the WES Merger, WES acquired all of the outstanding publicly held common units of WES Operating and substantially all of the WES Operating common units owned by Anadarko and its affiliates. WES Operating survived as a partnership with no publicly traded equity, owned 98% by WES and 2% by Anadarko. WES Operating owns all the operating assets and equity investments of WES, is the borrower for all existing WES debt and is expected to be the borrower for all future debt. Anadarko maintains operating control of WES, with approximately 55.5% ownership of the combined entity.

7 | APC 2019 FORM 10-Q

FINANCIAL STATEMENTS FOOTNOTES

1. Summary of Significant Accounting Policies (Continued)

The consolidated financial statements include the accounts of Anadarko and subsidiaries in which Anadarko holds, directly or indirectly, more than 50% of the voting rights and VIEs for which Anadarko is the primary beneficiary. The Company has determined that WES is a VIE. Anadarko is considered the primary beneficiary and consolidates WES. WES functions with a capital structure that is separate from Anadarko, consisting of its own debt instruments and publicly traded common units. All intercompany transactions have been eliminated. Undivided interests in oil and natural-gas exploration and production joint ventures are consolidated on a proportionate basis. Investments in noncontrolled entities that Anadarko has the ability to exercise significant influence over operating and financial policies and VIEs for which Anadarko is not the primary beneficiary are accounted for using the equity method. In applying the equity method of accounting, the investments are initially recognized at cost and subsequently adjusted for the Company’s proportionate share of earnings, losses, and distributions. Investments are included in other assets on the Company’s Consolidated Balance Sheets.

Recently Adopted Accounting Standards

ASU 2016-02, Leases (Topic 842) This ASU requires lessees to recognize a lease liability and an ROU asset on the balance sheet for all leases, including operating leases. This ASU modifies the definition of a lease and outlines the recognition, measurement, presentation, and disclosure of leasing arrangements by both lessees and lessors. The Company adopted Topic 842 on January 1, 2019, using the modified retrospective method applied to all leases that existed on January 1, 2019, and prior-period financial statements were not adjusted. Anadarko elected not to reassess contracts that commenced prior to adoption, to continue applying its current accounting policy for existing or expired land easements, and not to recognize ROU assets or lease liabilities for short-term leases. Upon adoption, the Company recognized approximately $600 million of ROU assets and lease liabilities related to leases existing at January 1, 2019. The difference between ROU assets and operating lease liabilities, net of the deferred tax impact, was recognized as a $55 million reduction in the opening balance of retained earnings as a cumulative effect adjustment. See Note 10—Leases for additional information.

Accounting Policy

Leases Anadarko determines if an arrangement is a lease based on rights and obligations conveyed at inception of a contract. At the commencement date, a lease is classified as either operating or finance, and an ROU asset and lease liability is recognized based on the present value of future lease payments over the lease term. As the rate implicit in Anadarko’s leases generally is not readily determinable, the Company discounts lease liabilities using the Company’s incremental borrowing rate at the commencement date. Non-lease components associated with leases that begin in 2019 or later are accounted for as part of the lease component, and prepaid lease payments are included in the ROU asset. Options to extend or terminate a lease are included in the lease term when it is reasonably certain that Anadarko will exercise that option. Leases of 12 months or less are not recognized on the Company’s Consolidated Balance Sheets.

Lease cost is recognized over the lease term, unless the end of the useful life of the underlying asset in a finance lease is before the end of the lease term. Lease cost is recognized on a straight-line basis unless another method better represents the pattern that benefit is expected to be derived from the right to use the underlying asset. For finance leases, interest expense is recognized over the lease term using the effective interest method. Variable lease payments are recognized when the obligation for those payments is incurred.

Generally, a contract in a joint arrangement is evaluated as a lease if Anadarko is the operator. Anadarko recognizes an ROU asset and lease liability for the full amount of each contract determined to be a lease, although a portion of lease payments generally is recovered from partners. Lease payments associated with the drilling of exploratory wells and development wells net of amounts billed to partners initially will be capitalized as a component of oil and gas properties and either depreciated, impaired, or written off as exploration expense in future periods.

APC 2019 FORM 10-Q | 8

FINANCIAL STATEMENTS FOOTNOTES

2. Revenue from Contracts with Customers

Disaggregation of Revenue from Contracts with Customers The following table disaggregates revenue by significant product type and segment:

millions	Exploration & Production	WES Midstream	Other and Intersegment Eliminations	Total
Three Months Ended June 30, 2019
Oil sales	$2,470	$—	$—	$2,470
Natural-gas sales	205	—	—	205
Natural-gas liquids sales	216	—	—	216
Gathering, processing, and marketing sales (1)	1	685	(82)	604
Other, net	12	—	21	33
Total Revenue from Customers	$2,904	$685	$(61)	$3,528
Gathering, processing, and marketing sales (2)	—	—	(139)	(139)
Gains (losses) on divestitures, net	6	—	—	6
Other, net	(16)	70	(7)	47
Total Revenue from Other than Customers	$(10)	$70	$(146)	$(86)
Total Revenue and Other	$2,894	$755	$(207)	$3,442

Three Months Ended June 30, 2018
Oil sales	$2,265	$—	$—	$2,265
Natural-gas sales	203	—	—	203
Natural-gas liquids sales	318	—	—	318
Gathering, processing, and marketing sales (1)	—	519	84	603
Other, net	4	—	21	25
Total Revenue from Customers	$2,790	$519	$105	$3,414
Gathering, processing, and marketing sales (2)	—	(1)	(220)	(221)
Gains (losses) on divestitures, net	52	1	(1)	52
Other, net	(1)	39	8	46
Total Revenue from Other than Customers	$51	$39	$(213)	$(123)
Total Revenue and Other	$2,841	$558	$(108)	$3,291
(1)	The amount in Other and Intersegment Eliminations primarily represents sales of third-party natural gas and NGLs of $176 million and intersegment eliminations of $(233) million for the three months ended June 30, 2019, and sales of third-party natural gas and NGLs of $261 million and intersegment eliminations of $(174) million for the three months ended June 30, 2018.

(2)	The amount in Other and Intersegment Eliminations represents purchases of third-party natural gas and NGLs. Although these purchases are reported net in gathering, processing, and marketing sales in the Company’s Consolidated Statements of Income, they are shown separately on this table as the purchases are not considered revenue from customers.

9 | APC 2019 FORM 10-Q

FINANCIAL STATEMENTS FOOTNOTES

2. Revenue from Contracts with Customers (Continued)

millions	Exploration & Production	WES Midstream	Other and Intersegment Eliminations	Total
Six Months Ended June 30, 2019
Oil sales	$4,566	$—	$—	$4,566
Natural-gas sales	525	—	—	525
Natural-gas liquids sales	456	—	—	456
Gathering, processing, and marketing sales (1)	2	1,357	(107)	1,252
Other, net	21	—	46	67
Total Revenue from Customers	$5,570	$1,357	$(61)	$6,866
Gathering, processing, and marketing sales (2)	—	—	(317)	(317)
Gains (losses) on divestitures, net	6	—	(5)	1
Other, net	(17)	132	(5)	110
Total Revenue from Other than Customers	$(11)	$132	$(327)	$(206)
Total Revenue and Other	$5,559	$1,489	$(388)	$6,660

Six Months Ended June 30, 2018
Oil sales	$4,392	$—	$—	$4,392
Natural-gas sales	450	—	—	450
Natural-gas liquids sales	610	—	—	610
Gathering, processing, and marketing sales (1)	—	1,021	130	1,151
Other, net	7	—	40	47
Total Revenue from Customers	$5,459	$1,021	$170	$6,650
Gathering, processing, and marketing sales (2)	—	(2)	(407)	(409)
Gains (losses) on divestitures, net	19	1	8	28
Other, net	(13)	80	—	67
Total Revenue from Other than Customers	$6	$79	$(399)	$(314)
Total Revenue and Other	$5,465	$1,100	$(229)	$6,336
(1)	The amount in Other and Intersegment Eliminations primarily represents sales of third-party natural gas and NGLs of $381 million and intersegment eliminations of $(456) million for the six months ended June 30, 2019, and sales of third-party natural gas and NGLs of $485 million and intersegment eliminations of $(337) million for the six months ended June 30, 2018.

(2)	The amount in Other and Intersegment Eliminations represents purchases of third-party natural gas and NGLs. Although these purchases are reported net in gathering, processing, and marketing sales in the Company’s Consolidated Statements of Income, they are shown separately on this table as the purchases are not considered revenue from customers.

APC 2019 FORM 10-Q | 10

FINANCIAL STATEMENTS FOOTNOTES

2. Revenue from Contracts with Customers (Continued)

Contract Liabilities Contract liabilities primarily relate to midstream fees and capital reimbursements that are charged to customers for only a portion of the contract term and must be recognized as revenues over the expected period of benefit, fixed and variable fees that are received from customers but revenue recognition is deferred under midstream cost of service contracts, and hard-minerals bonus payments received from customers that must be recognized as revenue over the expected period of benefit. The following table summarizes the current period activity related to contract liabilities from contracts with customers:

millions
Balance at December 31, 2018	$150
Increase due to cash received, excluding revenues recognized in the period (1)	20
Decrease due to revenue recognized (2)	(23)
Balance at June 30, 2019	$147

Contract liabilities at June 30, 2019
Other current liabilities	$19
Other long-term liabilities - other	128
Total contract liabilities from contracts with customers	$147
(1)	Includes $(26) million for the three months ended June 30, 2019.

(2)	Includes $7 million for the three months ended June 30, 2019.

Transaction Price Allocated to Remaining Performance Obligations Revenue expected to be recognized from certain performance obligations that are unsatisfied as of June 30, 2019, is reflected in the table below. The Company applies the optional exemptions in Topic 606 and does not disclose consideration for remaining performance obligations with an original expected duration of one year or less or for variable consideration related to unsatisfied performance obligations. Therefore, the following table represents only a small portion of Anadarko’s expected future consolidated revenues as future revenue from the sale of most products and services is dependent on future production or variable customer volume and variable commodity prices for that volume.

millions	Exploration & Production	WES Midstream	Other and Intersegment Eliminations	Total
Remainder of 2019	$52	$380	$(250)	$182
2020	103	873	(620)	356
2021	103	912	(681)	334
2022	7	963	(739)	231
2023	7	918	(729)	196
Thereafter	60	4,341	(3,830)	571
Total	$332	$8,387	$(6,849)	$1,870

11 | APC 2019 FORM 10-Q

FINANCIAL STATEMENTS FOOTNOTES

3. Commodity Inventories

The following summarizes the major classes of commodity inventories included in other current assets:

millions	June 30, 2019	December 31, 2018
Oil	$159	$139
Natural gas	7	18
NGLs	58	78
Total commodity inventories	$224	$235

4. Divestitures

The following summarizes the proceeds received and gains (losses) recognized on divestitures:

	Six Months Ended
	June 30,
millions	2019	2018
Proceeds received, net of closing adjustments	$31	$384
Gains (losses) on divestitures, net	1	28

2018 During the six months ended June 30, 2018, the Company divested of the following U.S. onshore and Gulf of Mexico assets:

–	Alaska nonoperated assets, included primarily in the Exploration and Production reporting segment, for net proceeds of $383 million and net losses of $37 million in 2018 and $154 million in the fourth quarter of 2017.

–	Ram Powell nonoperated assets in the Gulf of Mexico, included in the Exploration and Production reporting segment, resulting in a net gain of $67 million.

5. Impairments

Impairments of Long-Lived Assets

2018 During the three months ended June 30, 2018, the Company expensed $128 million primarily related to a gathering system in the DJ basin, included in the WES Midstream reporting segment that was permanently taken out of service in the second quarter of 2018.

Fair values were measured as of the impairment date using the income approach and Level 3 inputs. The primary assumptions used to estimate undiscounted future net cash flows include anticipated future production, commodity prices, and capital and operating costs.

Impairments of Unproved Properties Impairments of unproved properties are included in exploration expense in the Company’s Consolidated Statements of Income. The Company recognized impairments of unproved Gulf of Mexico properties of $35 million during the six months ended June 30, 2019, and $94 million during the six months ended June 30, 2018, primarily related to blocks where the Company determined it would no longer pursue activities.

It is reasonably possible that significant declines in commodity prices, further changes to the Company’s drilling plans in response to lower prices, reduction of proved and probable reserve estimates, or increases in drilling or operating costs could result in additional impairments.

APC 2019 FORM 10-Q | 12

FINANCIAL STATEMENTS FOOTNOTES

6. Suspended Exploratory Well Costs

The Company’s suspended exploratory well costs were $413 million at June 30, 2019, and $444 million at December 31, 2018. For exploratory wells, drilling costs are capitalized, or “suspended,” on the balance sheet when the well has found a sufficient quantity of reserves to justify its completion as a producing well and sufficient progress is being made in assessing the reserves and the economic and operating viability of the project. If additional information becomes available that raises substantial doubt as to the economic or operational viability of any of these projects, the associated costs will be expensed at that time. During the six months ended June 30, 2019, there was no exploration expense recorded for suspended exploratory well costs previously capitalized for greater than one year at December 31, 2018.

7. Current Liabilities

Accounts Payable Accounts payable, trade included liabilities of $206 million at June 30, 2019, and $180 million at December 31, 2018, representing the amount by which checks issued but not presented to the Company’s banks for collection exceeded balances in applicable bank accounts. Changes in these liabilities are classified as cash flows from financing activities.

Other Current Liabilities The following summarizes the Company’s other current liabilities:

millions	June 30, 2019	December 31, 2018
Accrued income taxes	$135	$167
Interest payable	252	267
Production, property, and other taxes payable	334	309
Accrued employee benefits	229	319
Derivatives	175	89
Operating lease liabilities	249	—
Other	188	144
Total other current liabilities	$1,562	$1,295

13 | APC 2019 FORM 10-Q

FINANCIAL STATEMENTS FOOTNOTES

8. Derivative Instruments

Objective and Strategy  The Company uses derivative instruments to manage its exposure to cash-flow variability from commodity-price and interest-rate risks. Futures, swaps, and options are used to manage exposure to commodity-price risk inherent in the Company’s oil and natural-gas production and natural-gas processing operations (Oil and Natural-Gas Production/Processing Derivative Activities). Futures contracts and commodity-price swap agreements are used to fix the price of expected future oil and natural-gas sales at major industry trading locations, such as Cushing, Oklahoma or Sullom Voe, Scotland for oil and Henry Hub, Louisiana for natural gas. Basis swaps are periodically used to fix or float the price differential between product prices at one market location versus another. Options are used to establish a floor price, a ceiling price, or a floor and a ceiling price (collar) for expected future oil and natural-gas sales. Derivative instruments are also used to manage commodity-price risk inherent in customer price requirements and to fix margins on the future sale of natural gas and NGLs from the Company’s leased storage facilities.

Interest-rate swaps are used to fix or float interest rates on existing or anticipated indebtedness. The purpose of these instruments is to manage the Company’s existing or anticipated exposure to interest-rate changes. The fair value of the Company’s current interest-rate swap portfolio is subject to changes in interest rates.

The Company does not apply hedge accounting to any of its currently outstanding derivative instruments. As a result, gains and losses associated with derivative instruments are recognized currently in earnings. Net derivative losses attributable to derivatives previously subject to hedge accounting reside in accumulated other comprehensive income (loss) and are reclassified to earnings as the transactions to which the derivatives relate are recognized in earnings.

Oil and Natural-Gas Production/Processing Derivative Activities  The oil prices listed below are a combination of NYMEX WTI and Intercontinental Exchange, Inc. (ICE) Brent Blend prices. The Company had no natural-gas production/processing derivatives at June 30, 2019. The following is a summary of the Company’s oil derivative instruments at June 30, 2019:

2019 Settlement
Oil
Three-Way Collars (MBbls/d)	87
Average price per barrel
Ceiling sold price (call)	$72.98
Floor purchased price (put)	$56.72
Floor sold price (put)	$46.72

A three-way collar is a combination of three options: a sold call, a purchased put, and a sold put. The sold call establishes the maximum price that the Company will receive for the contracted commodity volume. The purchased put establishes the minimum price that the Company will receive for the contracted volume unless the market price for the commodity falls below the sold put strike price, at which point the minimum price equals the reference price (e.g., NYMEX) plus the excess of the purchased put strike price over the sold put strike price.

APC 2019 FORM 10-Q | 14

FINANCIAL STATEMENTS FOOTNOTES

8. Derivative Instruments (Continued)

Anadarko Interest-Rate Derivatives (Excluding WES)  Anadarko has outstanding interest-rate swap contracts to manage interest-rate risk associated with anticipated debt issuances. The Company has locked in a fixed interest rate in exchange for a floating interest rate indexed to the three-month LIBOR.

At June 30, 2019, the Company had outstanding interest-rate swaps with a notional amount of $1.6 billion due prior to or in September 2023 that manage interest-rate risk associated with potential future debt issuances. Depending on market conditions, liability-management actions, or other factors, the Company may enter into offsetting interest-rate swap positions or settle or amend certain or all of the currently outstanding interest-rate swaps. The Company had the following outstanding interest-rate swaps at June 30, 2019:

millions except percentages		Mandatory	Weighted-Average
Notional Principal Amount	Reference Period	Termination Date	Interest Rate
$550	September 2016 - 2046	September 2020	6.418%
$250	September 2016 - 2046	September 2022	6.809%
$100	September 2017 - 2047	September 2020	6.891%
$250	September 2017 - 2047	September 2021	6.570%
$450	September 2017 - 2047	September 2023	6.445%

Derivative settlements and collateralization are classified as cash flows from operating activities unless the derivatives contain an other-than-insignificant financing element, in which case the settlements and collateralization are classified as cash flows from financing activities. As a result of prior extensions of reference-period start dates without settlement of the related interest-rate derivative obligations, the interest-rate derivatives in Anadarko’s portfolio contain an other-than-insignificant financing element, and therefore, any settlements, collateralization, or cash payments for amendments related to these extended interest-rate derivatives are classified as cash flows from financing activities. Net cash payments related to settlements and amendments of interest-rate swap agreements were $30 million during the six months ended June 30, 2019, and $48 million during the six months ended June 30, 2018.

WES Interest-Rate Derivatives WES entered into interest-rate swap agreements with an aggregate notional amount of $750 million in December 2018 and $375 million in March 2019 to manage interest-rate risk associated with anticipated 2019 debt issuances. WES exchanged a floating interest rate indexed to the three-month LIBOR for a fixed interest rate. Depending on market conditions, liability management actions, or other factors, WES may settle or amend certain or all of the currently outstanding interest-rate swaps. The following interest-rate swaps were outstanding at June 30, 2019:

millions except percentages		Mandatory	Weighted-Average
Notional Principal Amount	Reference Period	Termination Date	Interest Rate
$375	December 2019 - 2024	December 2019	2.662%
$375	December 2019 - 2029	December 2019	2.802%
$375	December 2019 - 2049	December 2019	2.885%

15 | APC 2019 FORM 10-Q

FINANCIAL STATEMENTS FOOTNOTES

8. Derivative Instruments (Continued)

Effect of Derivative Instruments—Balance Sheet  The following summarizes the fair value of the Company’s derivative instruments:

	Gross Derivative Assets		Gross Derivative Liabilities
millions	June 30,	December 31,	June 30,	December 31,
Balance Sheet Classification	2019	2018	2019	2018
Commodity derivatives - Anadarko
Other current assets	$37	$300	$(14)	$(126)
Other current liabilities	—	1	(1)	(6)
	37	301	(15)	(132)
Interest-rate derivatives - Anadarko (1)
Other current assets	15	22	—	—
Other assets	16	34	—	—
Other current liabilities	—	—	(86)	(82)
Other liabilities	—	—	(1,426)	(1,156)
	31	56	(1,512)	(1,238)
Interest-rate derivatives - WES
Other current liabilities	—	—	(103)	(8)
Total derivatives	$68	$357	$(1,630)	$(1,378)
(1)	Excludes amounts related to WES interest-rate swap agreements.

Effect of Derivative Instruments—Statement of Income  The following summarizes gains and losses related to derivative instruments:

	Three Months Ended		Six Months Ended
millions	June 30,		June 30,
Classification of (Gain) Loss Recognized	2019	2018	2019	2018
Commodity derivatives - Anadarko
Gathering, processing, and marketing sales	$—	$1	$2	$2
(Gains) losses on derivatives, net	(5)	468	144	630
Interest-rate derivatives - Anadarko (1)
(Gains) losses on derivatives, net	200	(32)	328	(159)
Interest-rate derivatives - WES
(Gains) losses on derivatives, net	59	—	95	—
Total (gains) losses on derivatives, net	$254	$437	$569	$473
(1)	Excludes amounts related to WES interest-rate swap agreements.

APC 2019 FORM 10-Q | 16

FINANCIAL STATEMENTS FOOTNOTES

8. Derivative Instruments (Continued)

Credit-Risk Considerations  The financial integrity of exchange-traded contracts, which are subject to nominal credit risk, is assured by NYMEX or ICE through systems of financial safeguards and transaction guarantees. Over-the-counter traded swaps, options, and futures contracts expose the Company to counterparty credit risk. The Company monitors the creditworthiness of its counterparties, establishes credit limits according to the Company’s credit policies and guidelines, and assesses the impact on the fair value of its counterparties’ creditworthiness. The Company has the ability to require cash collateral or letters of credit to mitigate its credit-risk exposure.

The Company has netting agreements with financial institutions that permit net settlement of gross commodity derivative assets against gross commodity derivative liabilities and routinely exercises its contractual right to offset gains and losses when settling with derivative counterparties. In addition, the Company has setoff agreements with certain financial institutions that may be exercised in the event of default and provide for contract termination and net settlement across derivative types.

The Company’s derivative instruments are subject to individually negotiated credit provisions that may require collateral of cash or letters of credit depending on the derivative’s portfolio valuation versus negotiated credit thresholds. These credit thresholds generally require full or partial collateralization of the Company’s obligations depending on certain credit-risk-related provisions, such as the Company’s credit rating from S&P and Moody’s. As of June 30, 2019, the Company’s long-term debt was rated investment grade (BBB) by both S&P and Fitch and below investment grade (Ba1) by Moody’s. In January 2019, Moody’s changed its outlook with respect to its rating from stable to positive. The Company may be required to post additional collateral with respect to its derivative instruments if its credit ratings decline below current levels or if the liability associated with any such derivative instrument increases above the credit threshold. The aggregate fair value of derivative instruments with credit-risk-related contingent features for which a net liability position existed was $1.4 billion (net of $264 million of collateral) at June 30, 2019, and $1.1 billion (net of $66 million of collateral) at December 31, 2018.

17 | APC 2019 FORM 10-Q

FINANCIAL STATEMENTS FOOTNOTES

8. Derivative Instruments (Continued)

Fair Value  Fair value of futures contracts is based on unadjusted quoted prices in active markets for identical assets or liabilities, which represent Level 1 inputs. Valuations of physical-delivery purchase and sale agreements, over-the-counter financial swaps, and commodity option collars are based on similar transactions observable in active markets and industry-standard models that primarily rely on market-observable inputs. Inputs used to estimate fair value in industry-standard models are categorized as Level 2 inputs because substantially all assumptions and inputs are observable in active markets throughout the full term of the instruments. Inputs used to estimate the fair value of swaps and options include market-price curves; contract terms and prices; credit-risk adjustments; and, for Black-Scholes option valuations, discount factors and implied market volatility.

The following summarizes the fair value of the Company’s derivative assets and liabilities by input level within the fair-value hierarchy:

millions	Level 1	Level 2	Level 3	Netting (1)	Collateral	Total
June 30, 2019
Assets
Anadarko (2)
Commodity derivatives	$—	$37	$—	$(14)	$—	$23
Interest-rate derivatives	—	31	—	—	—	31
Total derivative assets	$—	$68	$—	$(14)	$—	$54
Liabilities
Anadarko (2)
Commodity derivatives	$—	$(15)	$—	$14	$—	$(1)
Interest-rate derivatives	—	(1,512)	—	—	264	(1,248)
WES
Interest-rate derivatives	—	(103)	—	—	—	(103)
Total derivative liabilities	$—	$(1,630)	$—	$14	$264	$(1,352)

December 31, 2018
Assets
Anadarko (2)
Commodity derivatives	$1	$300	$—	$(127)	$—	$174
Interest-rate derivatives	—	56	—	—	—	56
Total derivative assets	$1	$356	$—	$(127)	$—	$230
Liabilities
Anadarko (2)
Commodity derivatives	$(2)	$(130)	$—	$127	$2	$(3)
Interest-rate derivatives	—	(1,238)	—	—	66	(1,172)
WES
Interest-rate derivatives	—	(8)	—	—	—	(8)
Total derivative liabilities	$(2)	$(1,376)	$—	$127	$68	$(1,183)
(1)	Represents the impact of netting commodity derivative assets and liabilities with counterparties where the Company has the contractual right and intends to net settle.

(2)	Excludes amounts related to WES interest-rate swap agreements.

APC 2019 FORM 10-Q | 18

FINANCIAL STATEMENTS FOOTNOTES

9. Debt

Debt Activity  The following summarizes the Company’s borrowing activity, after eliminating the effect of intercompany transactions, during the six months ended June 30, 2019:

	Carrying Value
millions	Anadarko (1)	WES	Anadarko Consolidated	Description
Balance at December 31, 2018	$11,354	$4,815	$16,169
Borrowings
	—	2,000	2,000	WES Term Loan Facility
	—	700	700	WES RCF
Repayments
	(600)	—	(600)	8.700 % Senior Notes due 2019
	(300)	—	(300)	6.950 % Senior Notes due 2019
	—	(28)	(28)	WGP RCF
Other, net	25	2	27	Amortization of discounts, premiums, and debt issuance costs
Balance at June 30, 2019	$10,479	$7,489	$17,968
(1)	Excludes WES.

Debt  The following summarizes the Company’s outstanding debt, including finance lease liabilities, after eliminating the effect of intercompany transactions:

millions	Anadarko (1)	WES	Anadarko Consolidated
June 30, 2019
Total borrowings at face value	$11,893	$7,540	$19,433
Net unamortized discounts, premiums, and debt issuance costs (2)	(1,414)	(51)	(1,465)
Total borrowings (3)	10,479	7,489	17,968
Finance lease liabilities	261	—	261
Less short-term debt	31	—	31
Total long-term debt	$10,709	$7,489	$18,198

December 31, 2018
Total borrowings at face value	$12,793	$4,868	$17,661
Net unamortized discounts, premiums, and debt issuance costs (2)	(1,439)	(53)	(1,492)
Total borrowings (3)	11,354	4,815	16,169
Finance lease liabilities	248	—	248
Less short-term debt	919	28	947
Total long-term debt	$10,683	$4,787	$15,470
(1)	Excludes WES.

(2)	Unamortized discounts, premiums, and debt issuance costs are amortized over the term of the related debt. Debt issuance costs related to RCFs are included in other current assets and other assets on the Company’s Consolidated Balance Sheets.

(3)	The Company’s outstanding borrowings, except for borrowings under the WGP RCF, are senior unsecured.

19 | APC 2019 FORM 10-Q

FINANCIAL STATEMENTS FOOTNOTES

9. Debt (Continued)

Fair Value  The Company uses a market approach to determine the fair value of its fixed-rate debt using observable market data, which results in a Level 2 fair-value measurement. The carrying amount of floating-rate debt approximates fair value as the interest rates are variable and reflective of market rates. The estimated fair value of the Company’s total borrowings was $20.2 billion at June 30, 2019, and $16.8 billion at December 31, 2018.

Anadarko Debt (Excluding WES)  In January 2019, the $2.0 billion 364-day senior unsecured RCF (364-Day Facility) expired. At June 30, 2019, the Company had a $3.0 billion senior unsecured RCF maturing in January 2023 (APC RCF). At June 30, 2019, Anadarko had no outstanding borrowings under the APC RCF and was in compliance with all covenants.

In March 2019, Anadarko repaid $600 million of 8.700% Senior Notes at maturity and redeemed its $300 million of 6.950% Senior Notes due June 2019.

Anadarko’s Zero Coupons can be put to the Company in October of each year, in whole or in part, for the then-accreted value of the outstanding Zero Coupons, which, if put in whole, would be $942 million at the next put date in October 2019. Anadarko’s Zero Coupons were classified as long-term debt on the Company’s Consolidated Balance Sheet at June 30, 2019, as the Company has the ability and intent to refinance these obligations using long-term debt, should a put be exercised.

The Company also has notes payable related to its ownership of certain noncontrolling mandatorily redeemable interests that are not included in the Company’s reported debt balance and do not affect consolidated interest expense. See Note 9—Equity-Method Investments in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018.

WES and WGP Debt  Effective on February 15, 2019, WES amended the maturity date of its senior unsecured RCF from February 2023 to February 2024, and upon completion of the WES Merger, expanded the borrowing capacity from $1.5 billion to $2.0 billion (WES RCF). During the six months ended June 30, 2019, WES borrowed $700 million under its RCF, which was used for general partnership purposes, including to fund capital expenditures. At June 30, 2019, WES had outstanding borrowings under its RCF of $920 million at an interest rate of 3.71%, outstanding letters of credit of $5 million, available borrowing capacity of $1.1 billion, and was in compliance with all covenants.

In February 2019, WES borrowed $2.0 billion under its senior unsecured credit facility (WES Term Loan Facility) to fund substantially all of the cash portion of the consideration under the WES midstream asset contribution and sale and the payment of related transaction costs. As of June 30, 2019, the WES Term Loan Facility was anticipated to mature on February 27, 2020, the day prior to the one-year anniversary of the completion of the WES Merger. As of June 30, 2019, net cash proceeds received from future asset sales and debt or equity offerings by WES were required to be used to repay amounts outstanding under the WES Term Loan Facility. At June 30, 2019, WES had outstanding borrowings under its WES Term Loan Facility of $2.0 billion at an interest rate of 3.78% and was in compliance with all covenants.

On July 1, 2019, WES entered into an amendment to the WES Term Loan Facility to, among other things, (i) increase the commitments available under the WES Term Loan Facility from $2.0 billion to $3.0 billion, the incremental $1.0 billion of which may be drawn by WES on or before September 30, 2019, (ii) extend the maturity date from February 27, 2020 to December 31, 2020, and (iii) modify the provision requiring that all debt issuance proceeds be used to repay the WES Term Loan Facility to allow for a $1.0 billion carve out of debt offering proceeds.

In March 2019, the $35 million senior secured RCF (WGP RCF) matured following the completion of the WES Merger. During the six months ended June 30, 2019, WES made repayments of $28 million for the WGP RCF.

See Note 1—Summary of Significant Accounting Policies for additional information related to the WES Merger.

APC 2019 FORM 10-Q | 20

FINANCIAL STATEMENTS FOOTNOTES

10. Leases

Operating Leases  At June 30, 2019, total lease liabilities related to operating leases were $557 million and primarily related to offshore and onshore drilling rigs and real estate.

The operating lease liabilities included $177 million for offshore drilling vessels and certain contracts for onshore drilling rigs expiring at various dates through 2021. Lease payments commonly vary based on activities being performed by the rig. To the extent that lease payments vary from amounts recognized on the Company’s balance sheet, the amount is included in variable lease cost.

Additionally, the Company has $187 million of operating lease liabilities for real estate, primarily related to the Company’s Denver corporate office lease expiring in 2033, with options to terminate the lease early.

Finance Leases  At June 30, 2019, total lease liabilities related to finance leases were $261 million and primarily related to an FPSO for the Company’s TEN field in Ghana. The initial FPSO lease term ends in 2027 with annual renewal periods for an additional 10 years, annual purchase options that decrease over time, and no residual value guarantees.

The following table summarizes information related to the Company’s leases at June 30, 2019:

millions except lease term and discount rate	Operating Leases	Finance Leases
Assets
Other assets	$539	$—
Net properties and equipment	—	193
Total lease assets (1)	$539	$193

Liabilities
Current liabilities
Other current liabilities	$249	$—
Short-term debt - Anadarko	—	31
Long-term liabilities
Other	308	—
Long-term debt - Anadarko	—	230
Total lease liabilities (1)	$557	$261

Weighted-average remaining lease term (years)	5	16
Weighted-average discount rate (2)	4.3%	15.1%
(1)	Includes additions to ROU assets and lease liabilities of $126 million related to operating leases and $22 million related to finance leases for the six months ended June 30, 2019.

(2)	The FPSO finance lease commenced prior to the adoption of ASU 2016-02, Leases (Topic 842). In accordance with previous accounting guidance, the implied rate is based on the fair value of the underlying asset.

21 | APC 2019 FORM 10-Q

FINANCIAL STATEMENTS FOOTNOTES

10. Leases (Continued)

The following table summarizes the Company’s lease cost before amounts recovered from partners:

	Three Months Ended	Six Months Ended
millions	June 30, 2019	June 30, 2019
Operating lease cost	$70	$148
Short-term lease cost	42	61
Variable lease cost	37	76
Finance lease cost
Amortization of ROU assets	10	20
Interest on lease liabilities	9	18
Total lease cost	$168	$323

The following table summarizes cash paid for amounts included in the measurement of lease liabilities:

	Six Months Ended
	June 30, 2019
millions	Operating Leases	Finance Leases
Operating cash flows	$133	$18
Investing cash flows	37	—
Financing cash flows	—	9

The following table reconciles the undiscounted cash flows to the operating and finance lease liabilities recorded on the Company’s Consolidated Balance Sheet at June 30, 2019:

millions	Operating Leases (1)	Finance Leases
Remainder of 2019	$134	$35
2020	191	62
2021	70	52
2022	49	48
2023	35	44
Thereafter	155	322
Total lease payments	$634	$563
Less portion representing imputed interest	77	302
Total lease liabilities	$557	$261
(1)	For leases commencing prior to 2019, lease payments exclude payments to lessors for drilling rig services and real estate services, taxes, and common area maintenance.

APC 2019 FORM 10-Q | 22

FINANCIAL STATEMENTS FOOTNOTES

10. Leases (Continued)

The following table summarizes future minimum lease payments related to the Company’s operating and finance leases as of December 31, 2018:

millions	Operating Leases	Finance Leases
2019	$264	$58
2020	139	50
2021	57	48
2022	35	45
2023	24	43
Thereafter	135	323
Total lease payments	$654	$567
Less portion representing imputed interest	*	319
Total lease liabilities	*	$248
*	Prior to the adoption of ASU 2016-02, Leases (Topic 842) on January 1, 2019, operating lease liabilities were not recognized on the Company’s Consolidated Balance Sheets. Refer to Note 1—Summary of Significant Accounting Policies for additional information.

23 | APC 2019 FORM 10-Q

FINANCIAL STATEMENTS FOOTNOTES

11. Income Taxes

The following summarizes income tax expense (benefit) and effective tax rates:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
millions except percentages	2019	2018	2019	2018
Current income tax expense (benefit)	$269	$147	$437	$237
Deferred income tax expense (benefit)	(60)	(22)	(62)	14
Total income tax expense (benefit)	$209	$125	$375	$251
Income (loss) before income taxes	(736)	142	(474)	442
Effective tax rate	(28)%	88%	(79)%	57%

The Company’s tax provision for interim periods is determined using an estimate of its annual current and deferred effective tax rates, adjusted for discrete items. Each quarter, the Company updates these rates and records a cumulative adjustment to current and deferred tax expense by applying the rates to the year-to-date pre-tax income excluding discrete items. The Company’s quarterly estimate of its annual current and deferred effective tax rates can vary significantly based on various forecasted items, including future commodity prices, capital expenditures, expenses for which tax benefits are not recognized, and the geographic mix of pre-tax income and losses.

The variance from the U.S. federal statutory rate of 21% for the three and six months ended June 30, 2019, was primarily attributable to the following items:

–	tax impact from foreign operations

–	non-deductible Algerian exceptional profits tax for Algerian income tax purposes

–	income attributable to noncontrolling interests

–	non-deductible Chevron Merger Termination Fee

The variance from the U.S. federal statutory rate of 21% for the three and six months ended June 30, 2018, was primarily attributable to the following items:

–	tax impact from foreign operations

–	non-deductible Algerian exceptional profits tax for Algerian income tax purposes

The Company recognized a tax benefit of $346 million as of June 30, 2019 and December 31, 2018, related to the deduction of its 2015 settlement payment for the Tronox Adversary Proceeding. This benefit is net of uncertain tax positions of $1.2 billion as of June 30, 2019 and December 31, 2018, due to uncertainty related to the deductibility of the settlement payment. Due to the deduction of the settlement payment on the Company’s 2015 tax return, the Company had a net operating loss carryback, which resulted in a tentative tax refund of $881 million in 2016. The IRS has audited this position and, in April 2018, issued a final notice of proposed adjustment denying the deductibility of the settlement payment. In September 2018, the Company received a statutory notice of deficiency from the IRS disallowing the net operating loss carryback and rejecting the Company’s refund claim. As a result, the Company filed a petition with the U.S. Tax Court to dispute the disallowances in November 2018 and, pursuant to standard U.S. Tax Court procedures, the Company is not required to repay the $881 million refund to dispute the IRS’s position. Accordingly, the Company has not revised its estimate of the benefit that will ultimately be realized. After the case is tried and briefed in the Tax Court, the court will issue an opinion and then enter a decision. If the Company does not prevail on the issue, the earliest date the Company might be required to repay the refund received, plus interest, would be 91 days after entry of the decision. At such time, the Company would reverse the portion of the $346 million net benefit previously recognized in its consolidated financial statements to the extent necessary to reflect the result of the Tax Court decision. It is reasonably possible the amount of uncertain tax position and/or tax benefit could materially change as the Company asserts its position in the Tax Court proceedings. Although management cannot predict the timing of a final resolution of the Tax Court proceedings, the Company does not currently anticipate a decision to be entered before 2022.

APC 2019 FORM 10-Q | 24

FINANCIAL STATEMENTS FOOTNOTES

12. Commitments

Anadarko has various long-term contractual commitments pertaining to oil and natural-gas activities, such as work-related commitments for drilling wells, obtaining and processing seismic data, and fulfilling rig commitments. Anadarko also enters into various processing, transportation, storage, and purchase agreements to access markets and provide flexibility to sell its oil, natural gas, and NGLs in certain areas.

On June 18, 2019, the Company and the co-venturers in Mozambique’s Offshore Area 1 announced FID on the Anadarko-led Area 1 Mozambique LNG project. This official declaration of FID confirms the Golfinho Atum Plan of Development is now effective with notice provided to the Government of Mozambique that all conditions precedent have been satisfied, and the project can now advance to the construction phase. Subsequent to FID, Anadarko began entering into various long-term contractual commitments pertaining primarily to offshore engineering, procurement, construction, and installation activities in Mozambique. These commitments as of June 30, 2019, have been included in the table below.

The Company’s various long-term contractual obligations expire at various dates through 2034. The following summarizes the gross aggregate future payments under these contracts at June 30, 2019:

millions
2019	$1,028
2020	1,627
2021	1,419
2022	1,306
2023	714
Thereafter	1,467
Total (1)(2)	$7,561
(1)	Excludes purchase commitments for jointly owned fields and facilities for which the Company is not the operator.

(2)	Includes gross commitments related to the Mozambique development activities of $2.0 billion ($507 million net to Anadarko).

On July 26, 2019, Anadarko issued a Notice-to-Proceed to the onshore engineering, procurement, and construction contractor for the Mozambique LNG project, resulting in additional obligations with gross aggregate future payments of approximately $8.0 billion, of which $2.1 billion is net to Anadarko.

13. Contingencies

Litigation  There are no material developments in previously reported contingencies nor are there any other material matters that have arisen since the filing of the Company’s Annual Report on Form 10-K for the year ended December 31, 2018.

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FINANCIAL STATEMENTS FOOTNOTES

14. Pension Plans and Other Postretirement Benefits

The Company has contributory and non-contributory defined-benefit pension plans, which include both qualified and supplemental plans. The Company also provides certain health care and life insurance benefits for certain retired employees. Retiree health care benefits are funded by contributions from the retiree and, in certain circumstances, contributions from the Company. The Company’s retiree life insurance plan is noncontributory. The following summarizes the Company’s pension and other postretirement benefit cost:

	Pension Benefits		Other Benefits
millions	2019	2018	2019	2018
Three Months Ended June 30
Service cost	$22	$22	$—	$1
Interest cost	20	19	3	2
Expected (return) loss on plan assets	(20)	(20)	—	—
Amortization of net actuarial loss (gain)	3	6	—	—
Amortization of net prior service cost (credit)	—	—	—	(6)
Settlement expense	13	—	—	—
Termination benefits expense	2	—	—	—
Net periodic benefit cost (1)	$40	$27	$3	$(3)

Six Months Ended June 30
Service cost	$44	$45	$—	$1
Interest cost	40	38	6	5
Expected (return) loss on plan assets	(41)	(41)	—	—
Amortization of net actuarial loss (gain)	7	13	—	—
Amortization of net prior service cost (credit)	—	—	(1)	(12)
Settlement expense	17	—	—	—
Termination benefits expense	2	—	—	—
Net periodic benefit cost (1)	$69	$55	$5	$(6)
(1)	The service cost component of net periodic benefit cost is included in G&A; oil and gas operating expense; gathering, processing, and marketing expense; and exploration expense, and all other components of net periodic benefit cost are included in other (income) expense on the Company’s Consolidated Statements of Income.

The Company contributed $91 million to funded pension plans and $25 million to unfunded pension plans during the six months ended June 30, 2019.

APC 2019 FORM 10-Q | 26

FINANCIAL STATEMENTS FOOTNOTES

15. Stockholders’ Equity

Earnings Per Share  The Company’s basic earnings per share (EPS) is computed based on the average number of shares of common stock outstanding for the period and includes the effect of any participating securities and TEUs as appropriate. Diluted EPS includes the effect of the Company’s outstanding stock options, restricted stock awards, restricted stock units, and TEUs, if the inclusion of these items is dilutive. All outstanding TEUs were settled in June 2018.

The following provides a reconciliation between basic and diluted EPS attributable to common stockholders:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
millions except per-share amounts	2019	2018	2019	2018
Net income (loss)
Net income (loss) attributable to common stockholders	$(1,025)	$29	$(1,040)	$150
Income (loss) effect of TEUs	—	(1)	—	(4)
Less distributions on participating securities	1	1	3	2
Basic	$(1,026)	$27	$(1,043)	$144
Income (loss) effect of TEUs	—	—	—	(1)
Diluted	$(1,026)	$27	$(1,043)	$143
Shares
Average number of common shares outstanding—basic	491	504	491	511
Dilutive effect of stock options	—	1	—	1
Average number of common shares outstanding—diluted	491	505	491	512
Excluded due to anti-dilutive effect	12	9	12	9
Net income (loss) per common share
Basic	$(2.09)	$0.05	$(2.13)	$0.28
Diluted	$(2.09)	$0.05	$(2.13)	$0.28
Dividends per common share	$0.30	$0.25	$0.60	$0.50

Common Stock  The Share-Repurchase Program authorizes the repurchase of the Company’s common stock in the open market or through private transactions. During 2018, the Share-Repurchase Program was expanded to $5.0 billion and extended through mid-year 2020. As of December 31, 2018, the Company had completed $3.75 billion of the Share-Repurchase Program through ASR Agreements and open-market repurchases. These transactions were accounted for as equity transactions, with all of the repurchased shares classified as treasury stock. Additionally, the receipt of these shares reduced the average number of shares of common stock outstanding used to compute both basic and diluted EPS. There were no additional repurchases of common stock under the Share-Repurchase Program for the six months ended June 30, 2019. No additional share repurchases under the Share-Repurchase Program are anticipated pursuant to the terms of the Occidental Merger Agreement. See Note 1—Summary of Significant Accounting Policies for additional information on the Occidental Merger Agreement.

Dividends  Dividends declared are recorded as a reduction of retained earnings, to the extent that retained earnings were available at the beginning of the reporting period, with any excess recorded as a reduction of paid-in capital.

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FINANCIAL STATEMENTS FOOTNOTES

16. Noncontrolling Interests

WES is a limited partnership formed by Anadarko in September 2012 and owns a 98% limited partner interest in WES Operating, a Delaware limited partnership formed by Anadarko in 2007 to acquire, own, develop and operate midstream assets, and all of the outstanding equity interests of WES Operating’s general partner, which holds the entire non-economic general partner interest in WES Operating.

WES Operating Class C units issued to Anadarko converted into WES Operating common units in a unit-for-unit, tax-free exchange immediately prior to the closing of the WES Merger on February 28, 2019. Prior to the closing of the WES Merger, the Class C units received quarterly distributions in the form of additional Class C units. WES distributed 309 thousand Class C units to Anadarko during the six months ended June 30, 2019, and 1.1 million Class C units to Anadarko during 2018. See Note 1—Summary of Significant Accounting Policies for additional information on the WES Merger.

At June 30, 2019, Anadarko’s ownership interest in WES consisted of a 55.5% limited partner interest and the entire non-economic general partner interest. The remaining 44.5% limited partner interest in WES was owned by the public.

At June 30, 2019, Anadarko’s ownership interest in WES Operating consisted of a 2% limited partner interest.

APC 2019 FORM 10-Q | 28

FINANCIAL STATEMENTS FOOTNOTES

17. Variable Interest Entities

Consolidated VIEs The Company determined that the partners in WES with equity at risk lack the power, through voting rights or similar rights, to direct the activities that most significantly impact WES’s economic performance; therefore, WES is considered a VIE. Anadarko, through its ownership of the general partner interest in WES, has the power to direct the activities that most significantly affect economic performance and the obligation to absorb losses or the right to receive benefits that could be potentially significant to WES; therefore, Anadarko is considered the primary beneficiary and consolidates WES and all of its consolidated subsidiaries. For additional information on WES, see Note 16—Noncontrolling Interests.

Assets and Liabilities of VIEs The assets of WES and its subsidiaries cannot be used by Anadarko for general corporate purposes and are included in and disclosed parenthetically on the Company’s Consolidated Balance Sheets. The carrying amounts of liabilities related to WES and its subsidiaries for which the creditors do not have recourse to other Anadarko assets are included in and disclosed parenthetically on the Company’s Consolidated Balance Sheets.

All outstanding debt for WES at June 30, 2019, and December 31, 2018, including any borrowings under the WES RCF and WES Term Loan Facility, is recourse to WES Operating’s general partner, which in turn has been indemnified in certain circumstances by certain wholly owned subsidiaries of the Company for such liabilities. See Note 9—Debt for additional information on WES short-term and long-term debt balances.

VIE Financing WES’s sources of liquidity include cash and cash equivalents, cash flows generated from operations, interest income from a note receivable from Anadarko as discussed below, borrowings under the WES RCF, the issuance of additional partnership units, and debt offerings. See Note 9—Debt and Note 16—Noncontrolling Interests for additional information on WES financing activity.

VIE Distributions The following table presents WES distributions:

	Six Months Ended
	June 30,
millions	2019	2018
WES distributions to Anadarko (1)	$264	$203
WES distributions to third parties	255	238

(1)	WES distributions to Anadarko are eliminated upon consolidation.

Financial Support Provided to VIEs Concurrent with the closing of its May 2008 IPO, WES Operating loaned the Company $260 million in exchange for a 30-year note bearing interest at a fixed annual rate of 6.50%, payable quarterly. The related interest income for WES Operating was $8 million for the six months ended June 30, 2019 and 2018. The note receivable and related interest income are eliminated in consolidation.

To reduce WES’s exposure to a majority of the commodity-price risk inherent in certain of its contracts, Anadarko had commodity price swap agreements in place with WES Operating that expired without renewal on December 31, 2018, with final settlement in the first quarter of 2019. WES recorded a capital contribution from Anadarko in its Consolidated Statement of Equity and Partners’ Capital for an amount equal to (i) the amount by which the swap price for product sales exceeds the applicable market price, minus (ii) the amount by which the swap price for product purchases exceeds the market price. WES recorded a capital contribution from Anadarko of $7 million for the six months ended June 30, 2019, and $28 million for the six months ended June 30, 2018.

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FINANCIAL STATEMENTS FOOTNOTES

18. Supplemental Cash Flow Information

Additions to properties and equipment as presented within Anadarko’s cash flows from investing activities include cash payments for cost of properties, equipment, and facilities. The cost of properties includes the initial capitalization of drilling costs associated with all exploratory wells, whether or not they were deemed to have a commercially sufficient quantity of proved reserves.

The following summarizes cash paid (received) for interest and income taxes, as well as non-cash investing and financing activities:

	Six Months Ended
	June 30,
millions	2019	2018
Cash paid (received)
Interest, net of amounts capitalized	$536	$471
Income taxes, net of refunds	29	53
Non-cash investing activities
Fair value of properties and equipment acquired	$1	$7
Asset retirement cost additions	117	162
Accruals of property, plant, and equipment	748	1,036
Net liabilities assumed (divested) in acquisitions and divestitures	—	(97)
Non-cash investing and financing activities
Finance leases	$22	$—
Non-cash financing activities
Settlement of tangible equity units	$—	$300

The following table provides a reconciliation of Cash, Cash Equivalents, Restricted Cash, and Restricted Cash Equivalents as reported in the Consolidated Statement of Cash Flows to the line items within the Consolidated Balance Sheets:

millions	June 30, 2019	December 31, 2018
Cash and cash equivalents	$1,394	$1,295
Restricted cash and restricted cash equivalents included in Other Assets	137	134
Cash, Cash Equivalents, Restricted Cash, and Restricted Cash Equivalents	$1,531	$1,429

Included in cash and cash equivalents is restricted cash and restricted cash equivalents of $118 million at June 30, 2019, and $139 million at December 31, 2018. Total restricted cash and restricted cash equivalents are primarily associated with certain international joint venture operations, payments of future hard-minerals royalty revenues conveyed, like-kind exchanges of property, and a judicially-controlled account related to a Brazilian tax dispute. See Note 18—Contingencies in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018.

APC 2019 FORM 10-Q | 30

FINANCIAL STATEMENTS FOOTNOTES

19. Segment Information

Anadarko’s business segments are separately managed due to distinct operational differences. On February 28, 2019, Anadarko completed the previously announced contribution and sale of substantially all of its remaining midstream assets to WES. Due to this contribution and sale, the Company no longer reports an Other Midstream segment and now has two reporting segments: Exploration and Production and WES Midstream, which include their respective marketing results. Prior period amounts have been reclassified to conform to the current-period presentation.

The Exploration and Production reporting segment is engaged in the exploration, development, production, and sale of oil, natural gas, and NGLs and is advancing its Mozambique LNG project to the construction phase after announcing FID on June 18, 2019. The WES Midstream reporting segment is engaged in gathering, compressing, treating, processing, and transporting of natural gas; gathering, stabilizing, and transporting of oil and NGLs; and gathering and disposing of produced water.

To assess the performance of Anadarko’s operating segments, the chief operating decision maker analyzes Adjusted EBITDAX. The Company defines Adjusted EBITDAX as income (loss) before income taxes; interest expense; DD&A; exploration expense; gains (losses) on divestitures, net; impairments; total (gains) losses on derivatives, net, less net cash from settlement of commodity derivatives; certain items not related to the Company’s normal operations; and less net income (loss) attributable to noncontrolling interests.

The Company’s definition of Adjusted EBITDAX excludes gains (losses) on divestitures, net and exploration expense as they are not indicators of operating efficiency for a given reporting period. DD&A and impairments are excluded from Adjusted EBITDAX as a measure of segment operating performance because capital expenditures are evaluated at the time capital costs are incurred. Adjusted EBITDAX also excludes interest expense to allow for assessment of segment operating results without regard to Anadarko’s financing methods or capital structure. Total (gains) losses on derivatives, net, less net cash from settlement of commodity derivatives are excluded from Adjusted EBITDAX because these (gains) losses are not considered a measure of asset operating performance. Finally, net income (loss) attributable to noncontrolling interests is excluded from the Company’s measure of Adjusted EBITDAX because it represents earnings that are not attributable to the Company’s common stockholders.

Management believes Adjusted EBITDAX provides information useful in assessing the Company’s operating and financial performance across periods. Adjusted EBITDAX as defined by Anadarko may not be comparable to similarly titled measures used by other companies and should be considered in conjunction with net income (loss) attributable to common stockholders and other performance measures, such as operating income. Below is a reconciliation of consolidated Adjusted EBITDAX to income (loss) before income taxes:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
millions	2019	2018	2019	2018
Income (loss) before income taxes	$(736)	$142	$(474)	$442
Interest expense	249	237	502	465
DD&A	1,161	1,003	2,242	1,993
Exploration expense	90	94	139	262
(Gains) losses on divestitures, net	(6)	(52)	(1)	(28)
Impairments	—	128	—	147
Total (gains) losses on derivatives, net, less net cash from settlement of commodity derivatives	255	267	571	240
Reorganization-related charges	15	—	33	—
Merger transaction costs	1,042	—	1,042	—
Less net income (loss) attributable to noncontrolling interests	80	(12)	191	41
Consolidated Adjusted EBITDAX	$1,990	$1,831	$3,863	$3,480

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FINANCIAL STATEMENTS FOOTNOTES

19. Segment Information (Continued)

Information presented below as “Other and Intersegment Eliminations” includes corporate costs, margin on sales of third-party commodity purchases, deficiency fee expenses, results from hard-minerals royalties, net cash from settlement of commodity derivatives, and net income (loss) attributable to noncontrolling interests. The following summarizes selected financial information for Anadarko’s reporting segments:

millions	Exploration & Production	WES Midstream	Other and Intersegment Eliminations	Total
Three Months Ended June 30, 2019
Sales revenues	$2,852	$492	$12	$3,356
Intersegment revenues	40	193	(233)	—
Other	(4)	70	14	80
Total revenues and other (1)	2,888	755	(207)	3,436
Operating costs and expenses (2)	987	381	(4)	1,364
Net cash from settlement of commodity derivatives	—	—	—	—
Other (income) expense, net (3)	—	(59)	62	3
Net income (loss) attributable to noncontrolling interests	—	—	80	80
Total expenses and other	987	322	138	1,447
Total (gains) losses on derivatives, net included in marketing revenue, less net cash from settlement	—	—	1	1
Adjusted EBITDAX	$1,901	$433	$(344)	$1,990

Three Months Ended June 30, 2018
Sales revenues	$2,772	$358	$38	$3,168
Intersegment revenues	14	160	(174)	—
Other	3	39	29	71
Total revenues and other (1)	2,789	557	(107)	3,239
Operating costs and expenses (2)	900	246	101	1,247
Net cash from settlement of commodity derivatives	—	—	170	170
Other (income) expense, net (3)	—	—	4	4
Net income (loss) attributable to noncontrolling interests	—	—	(12)	(12)
Total expenses and other	900	246	263	1,409
Total (gains) losses on derivatives, net included in marketing revenue, less net cash from settlement	—	—	1	1
Adjusted EBITDAX	$1,889	$311	$(369)	$1,831

(1)	Total revenues and other excludes gains (losses) on divestitures, net since these gains and losses are excluded from Adjusted EBITDAX.

(2)	Operating costs and expenses excludes exploration expense, DD&A, impairments, reorganization-related charges, and certain other operating expenses since these expenses are excluded from Adjusted EBITDAX.

(3)	Other (income) expense, net excludes reorganization-related charges since these expenses are excluded from Adjusted EBITDAX.

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FINANCIAL STATEMENTS FOOTNOTES

19. Segment Information (Continued)

millions	Exploration & Production	WES Midstream	Other and Intersegment Eliminations	Total
Six Months Ended June 30, 2019
Sales revenues	$5,458	$992	$32	$6,482
Intersegment revenues	91	365	(456)	—
Other	4	132	41	177
Total revenues and other (1)	5,553	1,489	(383)	6,659
Operating costs and expenses (2)	1,979	723	(98)	2,604
Net cash from settlement of commodity derivatives	—	—	(6)	(6)
Other (income) expense, net (3)	—	(95)	100	5
Net income (loss) attributable to noncontrolling interests	—	—	191	191
Total expenses and other	1,979	628	187	2,794
Total (gains) losses on derivatives, net included in marketing revenue, less net cash from settlement	—	—	(2)	(2)
Adjusted EBITDAX	$3,574	$861	$(572)	$3,863

Six Months Ended June 30, 2018
Sales revenues	$5,428	$706	$60	$6,194
Intersegment revenues	24	313	(337)	—
Other	(6)	80	40	114
Total revenues and other (1)	5,446	1,099	(237)	6,308
Operating costs and expenses (2)	1,770	476	318	2,564
Net cash from settlement of commodity derivatives	—	—	238	238
Other (income) expense, net	—	—	(8)	(8)
Net income (loss) attributable to noncontrolling interests	—	—	41	41
Total expenses and other	1,770	476	589	2,835
Total (gains) losses on derivatives, net included in marketing revenue, less net cash from settlement	—	—	7	7
Adjusted EBITDAX	$3,676	$623	$(819)	$3,480

(1)	Total revenues and other excludes gains (losses) on divestitures, net since these gains and losses are excluded from Adjusted EBITDAX.

(2)	Operating costs and expenses excludes exploration expense, DD&A, impairments, reorganization-related charges, and certain other operating expenses since these expenses are excluded from Adjusted EBITDAX.

(3)	Other (income) expense, net excludes reorganization-related charges since these expenses are excluded from Adjusted EBITDAX.

33 | APC 2019 FORM 10-Q

FINANCIAL STATEMENTS FOOTNOTES

19. Segment Information (Continued)

The following summarizes selected financial information for Anadarko’s reporting segments:

millions	Exploration & Production	WES Midstream	Other and Intersegment Eliminations	Total
June 30, 2019
Net properties and equipment	$18,306	$8,794	$1,991	$29,091
Capital expenditures (1)	$1,879	$571	$103	$2,553
Goodwill	$4,343	$446	$—	$4,789

December 31, 2018
Net properties and equipment	$18,276	$8,410	$1,929	$28,615
Capital expenditures (1)	$4,103	$1,912	$170	$6,185
Goodwill	$4,343	$446	$—	$4,789

(1)	WES Midstream includes $49 million at June 30, 2019, and $734 million at December 31, 2018, of capitalized costs incurred by Anadarko prior to the contribution and sale of midstream assets to WES.

APC 2019 FORM 10-Q | 34